ASSET ACQUISITION AGREEMENT

BY AND BETWEEN

SWEETWATER RESOURCES, INC.,
A NEVADA CORPORATION,

&

INNOVATIVE SALES,
A NEVADA CORPORATION,

DATED: June 5, 2012

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (this “Agreement”), effective as of June 5, 2012 is entered into by and among Sweetwater Resources, Inc., a Nevada corporation (the “Purchaser”), and Innovative Sales, a Nevada corporation (the "Seller").  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is hereby selling to Purchaser various assets related to the formulation, sales, marketing, distribution, patents, trademarks, know-how, trade secrets, supply lists and other assets and intellectual property of any kind, relating directly or indirectly to the manufacturing, sales and distribution of that certain cultured diamond technology patent and related intellectual property (the “Assets”) from the Seller (the “Acquisition”).

WHEREAS, the parties hereto wish to provide for the terms and conditions upon which the Purchaser will acquire all of the property, assets, and world-wide rights of the Seller relating in any way to the operations, manufacture, distribution, marketing or selling of cultured diamond technology;

WHEREAS, Seller acknowledges that any and all rights, title and/or privilege, including any continuing royalty to any party and any continuing rights held by and including individuals or any other Entity are being forever discharged, sold and transferred to Purchaser;

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase the Assets from Seller for the Consideration Shares and the Assumed Debt (each as defined in Section 1.03) pursuant to the terms and conditions set forth in this Agreement; and,

WHEREAS, the foregoing recitals are true and accurate and express the intentions of the Parties hereto and are hereby incorporated by this reference into this Agreement, and capitalized terms not otherwise defined herein are defined in Exhibit A attached hereto; and,

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, the Seller and the Purchaser agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

Section 1.01                      Assets to be Purchased
. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, at the Closing (as defined in Section 2.01), all of the Seller’s world-wide right, title and interest in and to the Assets as more specifically set forth in Schedule 1.01 hereto. It is expressly understood that the sale of the Assets includes the following rights:

(a)           Intellectual Property. All trademarks and trademark applications, and all patents and patent applications, including those specifically set forth in Schedule 1.01, owned, either directly or indirectly, by the Seller or an Affiliate Entity, all goodwill associated therewith, any other rights, trade secrets, and "know-how" held relating to certain cultured diamond technology patent and related intellectual property held by Seller or any Affiliate Entities. All other Intellectual Property of Seller shall be provided to Purchaser by the Seller prior to Closing, including all documentation thereof;

(b)           Production Standards.  Seller shall convey and transfer to Purchaser any and all Intellectual Property and other intangible assets as may be necessary for Purchaser to continue Seller’s research and development into Seller’s efforts to create and manufacture certain cultured diamond technology patent and related intellectual property to the exact standards that has been manufactured in the past, including any and all supplier and/or vendor information, setting forth complete and accurate information relating to the acquisition of any and all raw materials related to the manufacturing of certain cultured diamond technology and any and all notes or documents related to the creation and manufacturing of certain cultured diamond technology, including "know-how" and trade secrets;

(c)           World-Wide Right of exclusive distribution. Purchaser shall have the sole and exclusive world-wide right to distribute and sell, or to enter into various agreements with third parties to distribute and sell, certain cultured diamond technology with the terms and conditions of any such agreements being determined by the Purchaser at its sole discretion;

(d)           Promotional Rights. All marketing or promotional designs, brochures, advertisements,concepts, literature, books, media rights, rights against any other Person in respect of any of the foregoingand all other promotional properties, in each case primarily used or useful or developed or acquired by the Seller for use in connection with the ownership and operation of the Assets;

(e)           Intangible Assets. All other intangible assets, including without limitation all, customerlists, goodwill, “know-how,” proprietary information and trade secrets relating to Seller’s business; and allmanufacturers’ warranties (including pending warranty claims) and manuals relating to the Assets;

(f)           Permits. All permits relating to the operation of Seller’s business, to the extent suchpermits are transferable and whether or not all action necessary to effect such transfer has been taken priorto the Closing;

(g)           Leases. All real property leases of Seller, to the extent such are assignable.

(h)           Books and Records. All papers, documents, computerized databases and records of Seller relating to the Assets and its business operations, including without limitation all, sales  records, marketing records, accounting and financial records, maintenance and production records, vendor lists and information. The foregoing shall specifically include, any and all documents, reports, financial information and audits pertaining to certain cultured diamond technology patent and related intellectual property, or electronic or video graphic records, including website materials, relating to the evaluation, production and distribution of certain cultured diamond technology patent and related intellectual property and held by any company controlled by Seller.

Section 1.02                      Assumed Obligations; Exclude Obligations. At the Closing, the Purchaser shall assume the Assumed Debt of the Seller.  Except as expressly set forth in this Section 1.02, the Purchaser shall have no responsibility for any of the Seller’s obligations (including contracts, leases, product warranties, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller and are herein referred to as the “Excluded Obligations.” The Excluded Obligation shall include, the debt for which any of the above Assets provide security, to be cancelled at the same time as the Assets themselves are transferred to the Purchaser, so that the Assets are received free and clear and no outstanding debt remains in the hands of the Seller.

Section 1.03                      Consideration.  In consideration for the Acquisition, at the Closing, Purchaser shall issue an aggregate of 43,850,000 shares of Purchaser’s restricted common stock (the “Consideration Shares”) to Seller as payment for the Assets. In addition to the Consideration Shares, also in consideration for the purchase of the Assets, the Purchaser shall assume debts of the Seller in an amount not to exceed $100,000 plus the outstanding balance of the Bridge Loan at the Closing (the “Assumed Debt”).

Section 1.04                      Allocation of Purchase Price.  At or prior to the Closing, the Purchaser and the Seller shall execute a written instrument in the form of Exhibit B setting forth by asset category and amount the mutually agreed allocation of the consideration being paid by the Purchaser for the Assets.

ARTICLE II

CLOSING; DOCUMENTS OF CONVEYANCE

Section 2.01                      Closing.                       Subject to the satisfaction of the conditions set forth in Article III, Article VII and Article VIII, the purchase and sale contemplated hereby shall be consummated at a closing (referred to herein as the “Closing”) to be held at 1201 K Street, Suite 1100, Sacramento, CA 95814 on or before May 11, 2012 (the “Closing Date”). The purchase and sale shall be deemed effective for all purposes as of the close of business on the Closing Date (the “Effective Time”).

Section 2.02                                Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

(a)           Seller will execute and deliver to Purchaser a Bill of Sale and Assignment Agreement in substantially the form attached hereto as Exhibit C, together with such other instruments of conveyance and evidence of the transfer of title to the Assets from Seller to Purchaser as Purchaser may reasonably request.

(b)           Purchaser, or Purchaser’s agent, will deliver to Seller a stock certificate of Purchaser representing the Consideration Shares.

(c)           Purchaser and Seller will each deliver to the others (to the extent applicable), all consents and approvals (including, without limitation, resolutions and incumbency certificates of the directors and officers of each, and necessary minutes or resolutions of the stockholders of each) required for each party to enter into this Agreement and consummate the transactions described herein.

All instruments of conveyance shall be free of all Encumbrances and shall be in form and content reasonably acceptable to counsel for the Purchaser and the Seller.

Section 2.03                      Transfer of Possession. Simultaneously with the Effective Time, the Seller shall give the Purchaser full possession and enjoyment of the Assets.

ARTICLE III

DELIVERIES AND DUE DILIGENCE PRIOR TO CLOSING

Section 3.01                      Seller Deliveries. From the date of this Agreement through Closing, the Purchaser and its advisors shall have full access during normal business hours to, or the Seller shall deliver to the Purchaser, copies of all documents pertaining to the operations of the Seller. Such documentation shall include all papers, documents, computerized databases and records of Seller relating to the Seller’s business and the Assets, including Seller's acquisition of the Assets, including without limitation all corporate formation and governance documents, marketing records, accounting and financial records and maintenance and production records, documents and information relating to the production and manufacturing, including "know-how," trade secrets, and other reasonable documents as requested by Purchaser relating to the Seller’s business or the Assets. The foregoing shall specifically include, any and all documents, reports, financial information and audits, relating to the evaluation, production and distribution of the Seller and the Assets which are germane to the decision of the Purchaser to Proceed with the Acquisition (collectively the foregoing shall be referred to as the “Seller's Deliveries").

Section 3.02                      Purchaser Deliveries. From the date of this Agreement through Closing, the Seller and its advisors shall have full access during normal business hours to, or the Purchaser shall deliver to the Seller, copies of all documents pertaining to the operations of the Purchaser. The foregoing shall specifically include, any and all documents, reports, financial information and audits, relating to the evaluation of Purchaser which are germane to the decision of the Seller to proceed with the Acquisition (collectively the foregoing shall be referred to as the “Purchaser's Deliveries").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows as of the date hereof and as of the Closing Date:

Section 4.01                      Organization, Standing and Power
.  Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Purchaser, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).  Purchaser is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Purchaser Material Adverse Effect.  The Purchaser has delivered to the Seller true and complete copies of the Purchaser’s certificate of incorporation and bylaws, each as amended to the date of this Agreement (the “Purchaser Constituent Instruments”).

Section 4.02                      Authority; Execution and Delivery
.  The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Acquisition have been duly authorized and approved by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Acquisition. This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

Section 4.03                      No Conflicts; Consents
.  The execution and delivery by Purchaser of this Agreement, does not, and the consummation of the Acquisition and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser under, any provision of (i) the Purchaser Constituent Instruments, (ii) any material Contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any material Legal Proceeding or material Legal Requirement applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04                      Compliance with Laws. To the best knowledge of Purchaser, it and each of its subsidiaries has at all times conducted its business in compliance with all applicable laws, regulations, ordinances and other requirements of all Governmental Bodies (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). Purchaser has not received any notice, advice, claim or complaint from any employee or Governmental Body that Purchaser or any subsidiary has not conducted, or is not presently conducting, its business and operations in accordance with all applicable laws and other requirements of Governmental Bodies.

Section 4.05                      Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its board of directors; and the approval of Purchaser’s shareholders is not required. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Purchaser will deliver to Seller such evidence of the authorization of its execution, delivery, and performance of this Agreement as Seller may reasonably request.

Section 4.06                      No Additional Agreements

. The Purchaser does not have any agreement or understanding with the Seller with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

Section 4.07                      Foreign Corrupt Practices

.  Neither the Purchaser, nor, to the Purchaser’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Purchaser has, in the course of its actions for, or on behalf of, the Purchaser (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.08                      Full Disclosure. This Agreement, and all documents delivered by Purchaser to Seller in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, to and for the benefit of Purchaser as follows as of the date hereof and as of the Closing Date:

Section  5.01                     Organization, Standing and Power. The Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Seller, a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or on the ability of the Seller to consummate the Acquisition (a “Seller Material Adverse Effect”).  The Seller is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Seller Material Adverse Effect.  The Seller has delivered to the Purchaser true and complete copies of the Seller’ certificate of incorporation and bylaws, each as amended to the date of this Agreement (the “Seller Constituent Instruments”).

Section  5.02                     Authority; Execution and Delivery. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Acquisition.  The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the Acquisition have been duly authorized and approved by the Board of Directors and the stockholders of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the Acquisition.  When executed and delivered, this Agreement will be enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

Section  5.03                     Tax Matters. Except as set forth on Schedule 5.03, all Tax Returns required to be filed by or on behalf of Seller with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (the “Seller Returns”) (i) have been timely filed or are not yet due, and (ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements.

Section  5.04                     Legal Proceedings. Except as set forth on Schedule 5.04, there is no pending Legal Proceeding, and, to the best of the knowledge of Seller, no Person has threatened to commence any Legal Proceeding: (i) that involves Seller or any of the Assets, if decided against Seller, would have a Material Adverse Effect on the financial condition, business or properties of Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

Section  5.05                     Assets. Seller has, and will have at the Closing, good, valid and marketable title to all of the Assets, free and clear of any Encumbrances, except as disclosed on Schedule 5.05. Seller has not sold, transferred, assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of the Assets or its business. No third party has any option or right to acquire Seller’s business or any of the Assets.

Section 5.06                      Real Property. Seller owns no real property. Schedule 5.06 includes a complete list of the real property leased by Seller (“Seller Leased Real Property”). Seller has a valid leasehold interest in the Seller Leased Real Property and will deliver to Purchaser at Closing a certificate confirming that such leases are in full force and effect.

Section 5.07                      Compliance with Laws. To the best knowledge of Seller, it has at all time conducted its business in compliance with all applicable laws, regulations, ordinances and other requirements of all Governmental Bodies (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). Seller has not received any notice, advice, claim or complaint from any employee or Governmental Body that Seller has not conducted, or is not presently conducting, its business and operations in accordance with all applicable laws and other requirements of Governmental Bodies.

Section 5.08                      Authority; Binding Nature of Agreement. Subject only to the approval of its shareholders, Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement has been duly authorized by all necessary action on the part of Seller and its board of directors. Subject to the approval of Seller’s shareholders, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. At the Closing, Seller will deliver to Purchaser such evidence of the authorization of Seller’s execution, delivery, and performance of this Agreement as Purchaser may reasonably request.

Section 5.09                      Non-Contravention. The execution and delivery by Seller of this Agreement, does not, and the consummation of the Acquisition and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller under, any provision of (i) the Seller Constituent Instruments, (ii) any material Contract to which Seller is a party or by which any of its properties or assets is bound or (iii) any material Legal Proceeding or material Legal Requirement applicable to Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

Except for the required shareholder approval, Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (ii) the consummation of any of the transactions contemplated by this Agreement, except to the extent the consent of third parties may be required in connection with the assignment of the Assets.

Section 5.10                      Significant Customers; Material Contracts and Commitments. Schedule 5.10 hereto contains an accurate list of all material contracts, commitments, leases, instruments, agreements, licenses or permits to which Seller is a party or by which it or its properties are bound (including without limitation contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, employment contracts, and employee benefit plans) (collectively, the “Seller Material Contracts”). Except to the extent set forth herein: (i) Seller has complied with its material commitments and obligations and is not in default under any of the Seller Material Contracts and no notice of default has been received with respect to any thereof and (ii) there are no Seller Material Contracts that were not negotiated at arm’s length with third parties not affiliated with Seller or any officer, director or stockholder of Seller. Seller is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of Seller are represented by any labor union or covered by any collective bargaining agreement and, to the best of Seller’s knowledge, no campaign to establish such representation is in progress. Seller considers its relationship with its employees to be good.

Section 5.11                       Intellectual Property.

(a)           Seller owns, free and clear of any Encumbrance, or has the valid right to sell all Intellectual Property used by in its business, as currently conducted. None of the activities or business conducted by Seller and none of the Intellectual Property owned or used by Seller (other than “off-the-shelf” generally commercially available software) infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other person or entity. Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

(b)           Except as set forth on Schedule 5.11, Seller has no agreements with any Person pursuant to which Seller obtains rights to Intellectual Property material to the Assets or the business of Seller (other than software that is generally commercially available) that is owned by a Person other than Seller or is obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property.

(c)           Seller has taken reasonable precautions (i) to protect its rights in its Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and to Seller’s knowledge, there have been no acts or omissions by the officers, directors, employees and agents of Seller, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of Seller’s Intellectual Property.

Section 5.12                      Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquistion based upon arrangements made by or on behalf of the Seller.

Section 5.13                      Title to Properties. The Seller does not own any real property. The Seller has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business.  All such assets and properties, other than assets and properties in which the Seller have leasehold interests, are free and clear of all Encumbrances except for Encumbrances that, in the aggregate, do not and will not materially interfere with the ability of the Seller to conduct business as currently conducted.

Section 5.14                      Undisclosed Liabilities. The Seller does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under Contracts and commitments incurred in the ordinary course of business., which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Seller Material Adverse Effect.

Section 5.15                      Transactions With Affiliates and Employees. Except as set forth herein, none of the officers, directors or managers of the Seller and, to the knowledge of the officers, directors and managers of the Seller, none of the employees of the Seller is presently a party to any transaction with the Seller (other than for services as employees, officers, directors and managers), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, manager or such employee or, to the knowledge of the officers, directors and managers of the Seller, any entity in which any officer, director, manager or any such employee has a substantial interest or is an officer, director, manager, trustee or partner.

       Section 5.16                       Investment Company. The Seller is not, and is not an affiliate of, and immediately following the Closing will not have become, an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17                      Absence of Certain Changes or Events.  Except as disclosed herein, the Seller has conducted its business only in the ordinary course, and during such period there has not been and from the date of this Agreement through the Closing will not be:

(a)           any change in the assets, liabilities, financial condition or operating results of the Seller, except changes in the ordinary course of business that have not caused, in the aggregate, a Seller Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Seller Material Adverse Effect;

(c)           any waiver or compromise by the Seller of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Seller, except in the ordinary course of business and the satisfaction or discharge of which would not have a Seller Material Adverse Effect;

(e)           any material change to a material Contract by which the Seller or any of its assets is bound or subject;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Seller, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Seller’ ownership or use of such property or assets;

(g)           any loans or guarantees made by the Seller to or for the benefit of its employees, officers or directors, or any shareholders or their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)           any material alteration to the Seller’ method of accounting or the identity of its auditors;

(i)           any declaration or payment of dividend or distribution of cash or other property to the Seller’s shareholders or any purchase, redemption or agreements to purchase or redeem any capital shares; and,

(j)           any issuance of capital shares to any officer, director, manager or affiliate.

Section 5.18                      Royalties.  As of the Closing Date, there shall be no entity due or owed any continuing interest, including any royalty, related to the Assets or the operation of Seller’s business.

Section 5.19                      Full Disclosure. This Agreement, and all documents delivered by Seller to Purchaser in connection with the transactions contemplated herein, do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

ARTICLE VI

DELIVERIES AND CONDUCT OF THE PARTIES AFTER CLOSING

Section 6.01                      Deliveries of the Purchaser

.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           the Consideration Shares; and

(b)           a certificate executed by Purchaser, and containing the representation and warranty of Purchaser that each of the representations and warranties set forth in Article IV are accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Article VII have been duly satisfied.

Section 6.02                      Deliveries of the Seller

.  At the Closing, the Seller shall deliver to the Purchaser:

(a)           one or more bills of sale and assignments related to the Assets and Seller’s Intellectual Property in the form attached as Exhibit C, conveying in the aggregate all of the Assets, and in recordable form to the extent necessary to assign such rights, and all other conveyance and transfer documentation required for conveyance of the Assets; and,

(b)           a certificate executed by Seller containing the representation and warranty of Seller that each of the representations and warranties set forth in Article V is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Article VIII have been duly satisfied.
.
Section 6.03                      Cooperation. The Purchaser and the Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Assets to the Purchaser. Without limiting the generality of the foregoing, the Seller, at the request of the Purchaser without additional consideration, will execute and deliver from time to time such further instruments of assignment, conveyance and transfer, will sign any documents necessary or useful to ensure that all of the right, title and interest in and to the Assets vests in the Purchaser, will cooperate in the conduct of litigation and the processing and collection of insurance claims, and will take such other actions as may reasonably be required to convey and deliver to the Purchaser more effective title to the Assets, or to confirm and perfect the Purchaser’s title thereto, as contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 7.01                      Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement and in each of the other agreements and instruments delivered to Purchaser in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date.

Section 7.02                      Performance of Covenants. Each covenant or obligation that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 7.03                      Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 7.04                      Due Diligence Review.  The Purchaser shall have reviewed and approved all materials in the possession and control of the Seller which are germane to the decision of the Purchaser to proceed with the Acquisition.  The Purchaser and its advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition and both the Purchaser and its advisors shall be satisfied with the results of such due diligence and the content of the Seller’s financial statements.

Section 7.05                      Omitted.

Section 7.06                      Seller’s Liabilities.  The Seller’s liabilities, determined in accordance with U.S. GAAP, shall not exceed one hundred thousand dollars ($100,000), excluding any credit facility against inventory or receivables of the Seller.

Section 7.07                      Seller Representation Letter

.  The Seller and/or its affiliates shall have executed and delivered to Purchaser a Seller representation letter in the form attached hereto as Exhibit D, providing that the issuance of Consideration Shares pursuant to the Acquisition is exempt from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 7.08                      Material Adverse Effect.  No Material Adverse Effect shall have occurred in connection with the business of the Seller.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

Section 8.01                      Accuracy of Representations. Each of the representations and warranties made by Purchaser in this Agreement and in each of the other agreements and instruments delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date.

Section 8.02                      Performance of Covenants. All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

Section 8.03                      Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

Section 8.04                      Due Diligence Review.  The Seller shall have reviewed and approved all materials in the possession and control of the Purchaser which are germane to the decision of the Seller to proceed with the Acquisition, including a reasonable opportunity to review audited financial statements of the Purchaser.  The Seller and its advisors shall have had a reasonable opportunity to perform the searches and other due diligence reasonable and customary in a transaction of a similar nature to the Acquisition and both the Seller and its advisors shall be satisfied with the results of such due diligence and the content of the Purchaser’s financial statements.

Section 8.05                      Purchaser’s Liabilities.  At or before the Closing, the Purchaser shall not have any liabilities, determined in accordance with U.S. GAAP.

Section 8.06                      Material Adverse Effect.  No Material Adverse Effect shall have occurred in connection with the business of the Seller.

Section 8.07                      Post-Closing Capitalization.  On or prior to the Closing (including those securities issuable under the Financing, as defined in Section 8.05), the total number of issued and outstanding shares of common stock of the Purchaser will equal 73,000,000 shares. The Consideration Shares will constitute approximately sixty percent (60%) of the total issued and outstanding common stock of the Purchaser at Closing.  No other class or series of capital stock of the Purchaser will exist at the Closing.

Section 8.08                      Name Change.  On or prior to the Closing, the Purchaser shall have changed its name to “Centaurus Diamond Technologies, Inc.”

Section 8.09                      Directors and Officers.  At the Closing, all of the officers of the Purchaser shall resign and Dr. Jaiju Maliakal will resign as from our Board of Directors, and one new director of the Purchaser shall be nominated and elected by the Seller.  New officers of the Purchaser shall be appointed by new board of directors of the Purchaser at the closing, consisting of Alvin Snaper and Wayne Prentis.

Section 8.10                      Financing.  On or before the Closing, the Purchaser will complete one or more private placements of shares of the Purchaser’s restricted common stock and warrants in the form attached hereto as Exhibit E to third parties for aggregate gross proceeds of not less than five hundred thousand dollars ($500,000) (the “Financing”) plus the amount necessary to pay any of Purchaser’s remaining pre-closing debts, including, but not limited to, all legal and accounting costs associated with the preparation and filing of the Purchaser’s annual report on 10K for the year ended March 31, 2012.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.01                      Survival of Representations and Warranties

.  All representations and warranties of the Parties in this Agreement shall survive the Closing until the eighteenth (18th) month anniversary of the Closing Date (the “Survival Date”); provided, however, that any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 10.04 shall survive until final resolution of such claim.

Section 9.02                      Seller Indemnity. Seller shall defend, indemnify and hold harmless Purchaser (and its directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages (including without limitation punitive, exemplary or consequential damages, lost income and profits, interruptions of business and diminution in the value of stock), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys’ fees and expenses, (ii) attorneys’ fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants’ fees and other costs of defending or investigating any claim hereunder), whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Purchaser or its directors, officers, employees, agents, affiliates, successors or assigns by reason of, resulting from, arising out of, based upon, awarded or asserted against or otherwise in respect of:

(a)           any period or periods of Seller ending prior to the Closing and which involve any claims against Seller, or its properties or assets, relating to actions or inactions of Seller or its officers, directors, shareholders, employees or agents prior to Closing, or the operation of the business of Seller prior to the Closing unless such liability relates to the Assumed Debt;

(b)           any breach of any representation and warranty contained in this Agreement or any misrepresentation in or omission on the part of Seller contained in any certificate furnished or to be furnished to Purchaser by Seller pursuant to this Agreement; and

(c)           the remedy and right of recovery for any indemnity claim covered hereby shall be limited to the recovery by Purchaser of the consideration paid hereunder. The indemnity herein contained shall expire one year following the Closing; provided, however, that if an indemnity claim is asserted prior to such expiration date, but is contested or otherwise not resolved at such expiration date, this indemnity shall expire with respect to such claim only upon resolution of the claim.

Section 9.02                      Purchaser Indemnity. Purchaser shall defend, indemnify and hold harmless Seller (and its directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages (including without limitation punitive, exemplary or consequential damages, lost income and profits, interruptions of business and diminution in the value of stock), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys’ fees and expenses, (ii) attorneys’ fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants’ fees and other costs of defending or investigating any claim hereunder), whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Seller or its directors, officers, employees, agents, affiliates, successors or assigns by reason of, resulting from, arising out of, based upon, awarded or asserted against or otherwise in respect of:

(a)           any period or periods of Purchaser ending prior to the Closing and which involve any claims against Purchaser, or its properties or assets, relating to actions or inactions of Purchaser or its officers, directors, shareholders, employees or agents prior to Closing, or the operation of the business of Purchaser prior to the Closing;

(b)           any breach of any representation and warranty contained in this Agreement or any misrepresentation in or omission on the part of Purchaser contained in any certificate furnished or to be furnished to Seller by Purchaser pursuant to this Agreement; and

(c)           the remedy and right of recovery for any indemnity claim covered hereby shall be limited to the recovery by Seller of the consideration paid hereunder. The indemnity herein contained shall expire one year following the Closing; provided, however, that if an indemnity claim is asserted prior to such expiration date, but is contested or otherwise not resolved at such expiration date, this indemnity shall expire with respect to such claim only upon resolution of the claim.

Section 9.03                      Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any proceeding by a third-party, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

ARTICLE X

MISCELLANEOUS

Section 10.01                    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 10.02                    Fees and Expenses. All fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by any party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other party’s business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated hereby shall be paid: (i) by Purchaser, if incurred by Purchaser; and (ii) by Seller, if incurred by Seller.

Section 10.03                   Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.04                    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser to:

Sweetwater Resources, Inc.
Madappilly House,
Elenjipra P.O. Chalakudy Via
Kerala, India 680721

With a copy to:

Greenberg Traurig LLP
Attn: Mark Lee
1201 K Street, Suite 1100
Sacramento CA 95814

If to the Seller, to:

Innovative Sales
1000 W. Bonanza Road
Las Vegas, NV 89106

With a copy to:

Cane Clark LLO
Attn: Bryan Clark
3273 East Warm Springs
Las Vegas, NV 89120
(702) 944-7100 (fax)

Section 10.05                    Termination.

(a)           Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)           The Purchaser may terminate this Agreement for any reason or no reason by giving written notice to Seller at any time prior to the Closing Date;

(ii)           The Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before July 11, 2012 by Seller

(b)           Effect of Termination.  If any Party terminates this Agreement pursuant to this Section 10.05, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party to consummate its obligations hereunder or to complete the transactions contemplated by this Agreement, except for any liability of any Party then in breach.

Section 10.06                    Remedies

.  The rights and remedies of the parties hereto shall be cumulative (and not alternative). In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages or an injunction restraining any breach or threatened breach, the Purchaser and the Seller will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations under this Agreement and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 10.07                    Interpretation

.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 10.08                    Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.09                    Counterparts

.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 10.10                    Entire Agreement; Third Party Beneficiaries

. This Agreement, taken together with the exhibits and schedules hereto, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

Section 10.11                     Governing Law

. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Nevada and of the federal courts sitting in the State of Nevada, and (ii)(A) to the extent that such party is not otherwise subject to service of process in the State of Nevada, to appoint and maintain an agent in the State of Nevada as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Nevada.

Section 10.12                    Assignment

.  To the fullest extent permitted by law, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.13                    Waiver.

(a)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.14                    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

The Purchaser:
SWEETWATER RESOURCES, INC.,
a Nevada corporation

By: _______________________________
      Name: Jose Madappilly
      Title: Chief Executive Officer

The Seller:
INNOVATIVE SALES,

a Nevada corporation

By: ________________________________
      Name: Alvin A. Snaper
      Title: Chairman and Chief Science Officer